EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-91416, 333-98065, 333-115834, and 333-123945) and Registration Statements (Forms S-3 No. 333-82526, 333-71315, 333-57309, 333-123954, 333-133834, and 333-155905) of Mid-America Apartment Communities, Inc. and in the related Prospectuses of our report dated February 24, 2009, except for the retrospective adjustments described in Note 1, as to which the date is May 28, 2009, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and our report dated February 24, 2009, with respect to the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Memphis, Tennessee
May 28, 2009